EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-147540, No. 333-165888 and No. 333-167624 on Form S-8 and the Registration Statement No. 333-181533 on Form S-3 of our reports dated February 28, 2014, relating to the consolidated financial statements of MSCI Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of MSCI Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

New York, New York

February 28, 2014